Filed Pursuant to Rule 433
Registration Statement No. 333-259205

October 31, 2021 Allocation History1 (over last 12 months) Allocation Date Large Cap US International Developed Emerging Market Small Cap US Cash Benchmark Performance * October 13, 2021 50% 0% 0% 0% 50% TBD** September 15, 2021 50% 25% 0% 0% 25% -2.6% August 18, 2021 50% 25% 0% 0% 25% 1.8% July 14, 2021 50% 25% 0% 10% 15% 0.0% June 16, 2021 50% 25% 15% 10% 0% 1.3% May 19, 2021 50% 25% 0% 10% 15% 3.5% April 14, 2021 50% 25% 15% 10% 0% 0.0% March 17, 2021 50% 25% 15% 10% 0% 2.8% February 17, 2021 50% 25% 15% 10% 0% -0.5% January 13, 2021 50% 25% 15% 10% 0% 3.3% December 16, 2020 50% 25% 15% 10% 0% 3.9% November 18, 2020 50% 25% 15% 10% 0% 4.5% 1 Determination Date was two business days prior to Allocation Date. Target Allocations shown; Current allocations may vary * Benchmark performance between current and next Allocation Date; ** To be determined on the next Allocation Date (November 17, 2021) Current Allocation (as of October 31, 2021) Emerging Market 13.4%  International Developed 23.4% Small Cap US 9.5% Large Cap US 53.7% Equity Exposure Fed Funds Exposure Characteristics Snapshot As of Last Determination Date (October 11, 2021) Sub-Index (Indicator) Closing Level Tactical Trigger Large Cap US (SPY) 434.69 4.8% ABOVE 200 DMA Int’l Developed (EFA) 77.73 2.8% BELOW 100 DMA Emerging Market (EEM) 50.72 3.9% BELOW 100 DMA  Small Cap US (IWM) 220.31 1.4% BELOW 100 DMA As of Month End (October 31, 2021) Sub-Index (Indicator) Closing Level Distance from DMA Large Cap US (SPY) 459.25 9.3% Int’l Developed (EFA) 80.49 0.8% Emerging Market (EEM) 50.92 -2.7%  Small Cap US (IWM) 228.05 2.1% Date Last Next Determination October 11, 2021 November 15, 2021 Allocation October 13, 2021 November 17, 2021 Rebalancing December 16, 2020 December 15, 2021 Monthly Returns (%, as of October 31, 2021) Index Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2021 0.2% 2.8% 2.8% 3.7% 1.1% 1.3% 0.7% 1.6% -3.3% 3.8% 15.4% 2020 -2.0% -7.6% -21.9% 0.0% 0.0% -0.5% 4.9% 5.9% -3.0% -1.9% 12.0% 5.0% -12.5% 2019 0.2% 0.5% 0.5% 3.5% -6.2% 5.4% 0.3% -3.8% 0.4% 2.5% 2.4% 3.4% 9.0% 2018 5.6% -4.2% -1.9% 0.6% 1.3% 0.0% 2.4% 2.1% 0.1% -2.3% 0.2% 0.2% 3.9% 2017 2.1% 2.7% 1.3% 1.3% 2.1% 0.8% 2.7% 0.1% 2.1% 2.2% 1.9% 1.4% 22.5% 2016 0.0% 0.0% 1.4% 0.3% 1.0% -0.4% 3.4% 0.1% 0.9% -1.9% 2.0% 1.4% 8.5% 2015 -1.7% 3.7% -1.2% 0.9% 0.4% -2.1% 1.5% -3.5% 0.7% 0.0% 0.0% 0.0% -1.2% Benchmark Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2021 -0.5% 2.3% 2.7% 4.4% 1.5% 1.4% 0.7% 2.5% -4.1% 5.1% 16.8% 2020 -1.1% -8.1% -13.5% 10.7% 4.3% 3.2% 5.3% 6.1% -3.2% -2.4% 12.3% 4.6% 16.3% 2019 7.9% 2.7% 1.3% 3.4% -5.9% 6.5% 0.3% -2.4% 2.1% 2.7% 2.4% 3.5% 26.6% 2018 5.6% -4.2% -2.2% 1.0% 0.1% -0.5% 3.0% 0.8% 0.4% -7.5% 1.5% -7.0% -9.4% 2017 2.7% 2.8% 1.2% 1.6% 2.2% 0.5% 2.8% 0.4% 1.9% 2.1% 1.9% 1.6% 24.0% 2016 -6.0% -0.7% 7.4% 1.5% 0.1% -0.6% 4.3% 0.3% 0.6% -1.7% 0.8% 2.2% 7.9% 2015 -1.6% 5.6% -1.6% 2.9% -0.1% -2.4% 0.9% -6.9% -3.6% 7.9% -0.8% -1.8% -2.4% Page 2 of 4

October 31, 2021 Summary of Index Methodology: RBC Global Tactical Equity Total Return Index 60% Domestic Allocation 50% Rebalanced Annually RBC Large Cap US Tactical Equity Total Return Index 10% Rebalanced Annually RBC Small Cap US Tactical Equity Total Return Index 40% International Allocation 25% Rebalanced Annually RBC International Developed Tactical Equity Total Return Index 15% Rebalanced Annually RBC Emerging Market Tactical Equity Total Return Index Tactical Trigger – Determined 2 Trading Days Before Allocation 200-day Moving Average SPDR S&P 500 ETF Trust (SPY) 100-day Moving Average iShares Russell 2000 ETF (IWM) 100-day Moving Average iShares MSCI EAFE ETF (EFA) 100-day Moving Average iShares MSCI EM ETF (EEM) Monthly Allocation – Is Tactical Trigger Bullish or Bearish? Bullish Tactical Trigger SPDR S&P 500 ETF Spot above the Tactical Trigger OR Fed Funds Bullish Tactical Trigger iShares Russell 2000 ETF Spot above the Tactical Trigger E-mini Russell 2000 Future + Fed Funds OR Fed Funds Bullish Tactical Trigger iShares MSCI EAFE ETF Spot above the Tactical Trigger MSCI EAFE Future + Fed Funds OR Fed Funds MSCI EM Future + Fed Funds OR Fed Funds Bearish Tactical Trigger SPDR S&P 500 ETF Spot below the Tactical Trigger E-mini Russell 2000 Future + Fed Funds Fed Funds Bullish Tactical Trigger iShares Russell 2000 ETF Spot above the Tactical Trigger Bearish Tactical Trigger iShares Bearish Tactical Trigger iShares MSCI EAFE ETF Spot below the Tactical Trigger MSCI EM Future + Fed Funds Fed Funds Bullish Tactical Trigger iShares MSCI EM ETF Spot above the Tactical Trigger Bearish Tactical Trigger Bullish Tactical Trigger iShares MSCI EM ETF Spot above the Tactical Trigger MSCI EM Future + Fed Funds Fed Funds Bearish Tactical Trigger iShares MSCI EM ETF Spot below the Tactical Trigger Page 3 of 4

Capital Markets

October 31, 2021

Summary of Index Methodology:


RBC Global Tactical Equity Total Return Index
60% Domestic Allocation
40% International Allocation
50%
Rebalanced Annually
10%
Rebalanced Annually
25%
Rebalanced Annually
15%
Rebalanced Annually
RBC Large Cap US Tactical Equity Total Return Index
RBC Small Cap US Tactical Equity Total Return Index
RBC International Developed Tactical Equity Total Return Index
RBC Emerging Market Tactical Equity Total Return Index
Tactical Trigger – Determined 2 Trading Days Before Allocation
200-day Moving Average SPDR S&P 500 ETF Trust (SPY)
100-day Moving Average iShares Russell 2000 ETF (IWM)
100-day Moving Average iShares MSCI EAFE ETF (EFA)
100-day Moving Average iShares MSCI EM ETF (EEM)
Monthly Allocation – Is Tactical Trigger Bullish or Bearish?
Bullish Tactical Trigger
SPDR S&P 500 ETF Spot above the Tactical Trigger
Bullish Tactical Trigger
iShares Russell 2000 ETF Spot above the Tactical Trigger
Bullish Tactical Trigger
iShares MSCI EAFE ETF Spot above the Tactical Trigger
Bullish Tactical Trigger
iShares MSCI EM ETF Spot above the Tactical Trigger
E-mini S&P 500 Future + Fed Funds
E-mini Russell 2000 Future + Fed Funds
MSCI EAFE Future + Fed Funds
MSCI EM Future + Fed Funds
OR
OR
OR
OR
Fed Funds
Fed Funds
Fed Funds
Fed Funds
Bearish Tactical Trigger
SPDR S&P 500 ETF Spot below the Tactical Trigger
Bearish Tactical Trigger
iShares Russell 2000 ETF Spot below the Tactical Trigger
Bearish Tactical Trigger
iShares MSCI EAFE ETF Spot below the Tactical Trigger
Bearish Tactical Trigger
iShares MSCI EM ETF Spot below the Tactical Trigger

Page 3 of 4

October 31, 2021 This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department. This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. 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You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling tollfree at 1-877-688-2301. ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved. Important Information About the Historical Performance of the Index The Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back-tested information. The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, not all of the futures contracts and ETFs upon which the Index is based existed during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back-tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index. For the full Index methodology, please visit the following link: www.solactive.com Page 4 of 4